Exhibit 99.1

Image Entertainment Launches New Division Offering Turn-Key Distribution
            Services to Independent Audio and Video Labels;
            New Initiative Designed to Fuel Revenue Growth;
    Company to Leverage Existing Infrastructure and New VMI System

    CHATSWORTH, Calif.--(BUSINESS WIRE)--April 19, 2006--Image Entertainment, Inc. (Nasdaq:DISK), a leading independent licensee, producer and distributor of home entertainment programming in North America, today announced it has formed Image Entertainment Distribution Services, a new division that will provide a comprehensive suite of exclusive distribution services for other independent audio and video labels with annual revenues in the $10 - $50MM range.
    Image Entertainment has established the new division in response to the rapidly-evolving distribution landscape, which has been marked by increasing consolidation and the changing needs of the industry's largest audio and video retailers. In doing so, Image is positioning itself to recognize a new revenue stream that will effectively leverage the Company's existing infrastructure while providing independent labels with a variety of options, including sales, marketing, distribution, production and creative services, necessary for them to stay competitive in the marketplace.
    Image Entertainment is currently one of the only self-distributed independent labels with annual revenues in excess of $100MM. Image's account base, one of the most diverse and comprehensive in the industry, will provide other independent labels access to all classes of trade through its direct-selling relationships. Additionally, Image's vendor managed inventory system is currently planned to be operational by September 30, 2006. Once completed, Image will have inventory tracking and stock replenishment capabilities at the store level for participating retailers.
    "We've always understood what it means to be an independent label. Image is in a unique position to help other independents, who might be feeling lost or ignored as a distributed label under the control of a big studio or major music company," said Martin W. Greenwald, president and CEO of Image Entertainment. "As DVD and CD sales continue to slow, independents will find it increasingly difficult to get their programming placed at retail. Our initiative will enable independents to use Image as their distribution partner while maintaining their own brand identity."
    The Company will also look to acquire the digital rights to programming owned or controlled by these independent labels and offer strong digital distribution opportunities through Egami Media, Inc., Image Entertainment's expanding digital distribution subsidiary, which is focused on the aggregation of audio and video content for distribution through the Internet and other non-traditional channels.
    "Our new distribution division has been designed to take advantage of our existing infrastructure, and generate additional revenue without the necessity of adding significant costs," said David Borshell, chief operating officer of Image Entertainment. "This move will make Image even more prominent in today's market during a time when maximizing distribution efficiencies has become a key issue throughout the industry."

    About Image Entertainment:

    Image Entertainment, Inc. is a leading independent licensee, producer and distributor of home entertainment programming in North America, with approximately 3,000 exclusive DVD titles and over 200 exclusive CD titles in domestic release and approximately 300 programs internationally via sublicense agreements. For many of its titles, the Company has exclusive audio and broadcast rights and, through its subsidiary Egami Media, Inc., has digital download rights to more than 1,500 video programs and over 150 audio programs containing more than 2,000 tracks. The Company is headquartered in Chatsworth, California, and has a domestic distribution facility in Las Vegas, Nevada. The Company's subsidiary Image Entertainment (UK) maintains a content acquisition office in London, England. For more information about Image Entertainment, Inc., please go to www.image-entertainment.com.

    Forward-Looking Statements:

    This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to, among other things, our goals, plans and projections regarding our financial position, results of operations, market position, product development and business strategy. These statements may be identified by the use of words such as "will," "may," "estimate," "expect," "intend," "plan," "believe," and other terms of similar meaning in connection with any discussion of future operating or financial performance. All forward-looking statements are based on management's current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause action outcomes and results to differ materially from current expectations.
    These factors include, among other things, our inability to raise additional working capital, changes in debt and equity markets, increased competitive pressures, changes in our business plan, and changes in the retail DVD and entertainment industries. For further details and a discussion of these and other risks and uncertainties, see "Forward-Looking Statements" and "Risk Factors" in our most recent Annual Report on Form 10-K. Unless otherwise required by law, we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

    CONTACT: Press/Corporate Contact:
             THE HONIG COMPANY, INC.
             Steve Honig, 310-246-1801
             press@honigcompany.com
             or
             Investor Relations:
             MKR Group, LLC
             Charles Messman or Todd Kehrli, 818-556-3700 ir@mkr-group.com